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                                                                    Exhibit 99.1

                                SIPEX CORPORATION

                                 AUGUST 4, 2003
                                  4:30 P.M. CDT

Coordinator       Welcome to today's conference call. Following today's
                  presentation, there will be a formal question and answer session. All participants will be muted until that time. I will now turn the conference over to Mr. Phil Kagel, and at the request of the company, this conference is being recorded.
                  Should you have any objections, you may disconnect. Mr. Kagel, you may begin.

P. Kagel Thank you, operator. Good afternoon, everyone. This is Phil Kagel, Senior Vice President and CFO of Sipex. With me today is Walid Maghribi, President and CEO of Sipex. Welcome to the second quarter 2003 financial results conference call. The press release was distributed today at 5:00 p.m. EST.

                  Before we begin, I would like to remind everyone listening that the matters we will be discussing today, other than historical information, consists of forward-looking statements. These statements involve risk and uncertainties including statements regarding revenue growth, gross margins, product introduction and ramping goals, and cash flow. There
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                  are numerous other factors that could cause our company's
                  actual results to differ materially from results predicted or implied as described in detail in our reports filed with the SEC including our Form 10-K for the year ended December 31, 2002, and 10-Q for the quarter ended March 29, 2003. All forward-looking statements are made and based upon information available to the company as of this date, and the company assumes no obligation to update any forward-looking statements.

                  Now for the second quarter fiscal 2003 results. Revenue in the quarter was $14.9 million, or down 12% year-over-year and slightly down sequentially. Earnings per share were a loss of $0.17 compared with a loss of $1.70 in the second quarter of fiscal 2002, an improvement of $0.09 versus the first quarter of fiscal 2003. The revenue breakdown by product for the first quarter, compared to the prior quarter, is as follows. Interface sales were $7.9 million, or flat with the first quarter. Power management products increased 35% to $4.2 million versus $3.1 million in the first quarter. Optics grew 11% to $2.4 million from $2.2 million. Legacy product sales reduced to $0.4 million from $1.9 million as expected.

                  Sequential regional sales breaks down as follows. Asia remained at $5.7 million. Japan increased to $3.4 million from $3.1 million. Domestic sales were $3.5 million, or slightly lower than Q1 at $3.6 million. Europe
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                  and the rest of the world were $2.3 million versus $2.7
                  million in the prior quarter.

                  Gross margin for the second quarter improved to 16%, or $2.4 million versus break-even in the first quarter of fiscal 2003. This improvement was attributable to improved volume and ASPs in mix, in power management and mix and interface products, as well as improved manufacturing efficiencies. This was partially offset by reduced legacy volume shipments. Included in the $2.4 million gross profit was a $500,000 charge for a write-off of the excess and obsolete inventories, and certain fixed assets. This was partially offset by a $200,000 insurance settlement. Walid will provide more detail on the gross profit improvement a little bit later.

                  Operating expenses in the second quarter of fiscal 2003 were $6.7 million, slightly lower sequentially. Research and development spending was approximately $500,000 higher than the prior quarter due to the addition of circuit designers and design software, as well as a one-time write-off of obsolete assets. Marketing and sales expenses were lower than the first quarter by approximately $500,000, as the first quarter included a severance charge, and commissions paid in the second quarter were slightly lower. Finally, in operating expenses, a restructuring credit was
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                  recorded in the second quarter, reflecting an adjustment in cost of layoffs during the third and fourth quarters of fiscal 2002.

                  Now for discussion of the balance sheet and cash flow. Cash and short-term investments increased to approximately $20.1 million from $11.7 in the first quarter of this year, or $8.4 million. On May 30, we closed a strategic financing arrangement, which included a loan convertible into common shares based on attainment of certain sales objectives. This deal increased cash by approximately $10.6 million. Cash flow from operating and investing activities for the quarter was a use of $2.2 million.

                  Operating losses, net of depreciation and amortization of $1.9 million was $2.7 million. This was partially offset by increased collections versus the prior quarter. Now we will turn to Walid for more details on the second quarter and guidance on the third quarter.

W. Maghribi       Good afternoon. Revenue from the legacy products dropped from
                  $1.9 in Q1 to under $400,000 in Q2 as expected. For all
                  practical purposes, legacy products will no longer add to our total revenue. We are pleased to have completed the total
                  sales transformation of the company into the areas where we add value to our customers.
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                  Power products revenue increased by 35% quarter-to-quarter.
                  The increase came almost equally from old power and new power products. We are making good in roads with our White LED drivers, as well as our controllers, with customers around the world. Interface product revenue held flat quarter-to-quarter at $7.9 million, while optics revenue increased by 11% due to the strength of our newly introduced PDIC products.

                  We are pleased to have been able to grow our base business from $13.2 million to $14.5 million, or 10% quarter-to-quarter, in a quite tough environment. I am, however, a little bit disappointed that we did not hit our internal target of over $15 million due to late booking and some shipment issues that did not make the cut-off for the quarter. These issues have been already addressed.

                  Let's look now at the gross margin. Gross margin expanded significantly from the break-even in Q1 to $2.4 million, or 16% of revenue. This included some adjustments. Without these adjustments, gross margin would have amounted to $2.7 million, or 18% of sales. The gross margin improvement was the result of the continuing improvement in yield and productivity, and due to better mix of new power products and higher optics revenue.
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                  The gross margin did not benefit materially from our
                  conversion on interface product to two micron. We have already released to production about half of the total number of mass. All other products with significant revenue would be converted during this quarter and Q4 of this year. This will make us much more competitive in the market. In addition, the gross margin did not benefit from any conversion of old power products to more aggressive technology.

                  Q3 gross margin will start showing the significant impact of this cost reduction on both product lines. We therefore expect that gross margin to continue to expand for the next three quarters as a result of this conversion. Further margin expansion will result from increased revenue, especially from products manufactured internally, namely interface product, old power product, and some bipolar new power products. Going forward several quarters, higher revenue from our internal fab presents us with the biggest opportunity for margin expansion.

                  On the new product front, we had a plan to introduce nine new products during Q2. As of the close of Q2, we introduced eight out of the nine products. Five were in the power product line, one in interface, and two in the optical storage product line. The 8055 is one of those two optical products, which is used as a PDIC in the home DVD.
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                  During this quarter, we plan to introduce nine more new
                  products: four in the power area, two in the interface, and three in optical storage. Looking forward, we expect the following. We expect to ship less than $100,000 in legacy product to service any customer needs from residual of inventory we already have. We expect our power product revenue to increase by over 10% to between $4.6 million and $5 million, up from $4.2 million in Q2.

                  Interface product revenue is expected to increase by over 10% to the range of $8.7 million to $9 million. This increase is the result of better market penetration due to our more competitive cost structure. Optic revenue is expected to grow also by around 10% to the range of $2.6 million to $2.7 million. This continues to be driven mainly by the Japanese market. We expect this growth rate to continue for the next couple of quarters until we start shipping to new customers outside of Japan. Our gross margin is expected to improve appreciably from current levels, due to better mix on new products, much improved cost structure on some interface and old power products, and of course, due to higher sales.

                  On the last note, I would like to state that we have completed all our restructuring activity. Our last two groups in Billerica, IT and Finance, were successfully transferred to headquarters in Milpitas. We continue to benefit from this consolidation in productivity, execution and some
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                  expense reduction. All in all, we expect the Q3 revenue to come in between $16 million and $16.8 million. Now we can open it to questions.

Coordinator       Our first question comes from Todd Cooper with Stevens, Inc.

T. Cooper         Yes. Walid, are you willing to disclose any of the
                  forward-looking metrics, like book-to-bill or backlog?

W. Maghribi       You know, all I could tell you is that right now, to make the quarter and let's say middle of the range, we are booked up about 70%, which is actually better than before at the same time. But considering that 70% of our product goes through distribution, it really is insignificant. You know, half of our sale goes through the Asia, and it's a very turn business, and except for the very proprietary products, people are not placing orders more than six to eight weeks ahead of time. So the book to bill, in considering that future is in the process of growing sales and we're booking and shipping more than what we are selling in anticipation of higher growth, the book-to-bill ratio has not been any indication to us. It has been hand to mouth. We have to take it basically on a quarter-by-quarter basis.

T. Cooper         Ok, fair enough. What is your gross margin target after the process improvement actions are taken? You talked about over the next three
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                  quarters, that will primarily drive the gross margin. What do you think you can drive it to?

W. Maghribi       I think in the steady state as we approach the $20 million revenue, our target to head is 40% gross margin.

T. Cooper         Ok, and can you give us an update? You mentioned future
                  electronics and expected revenue ramp. Can you give us an update of what's going on there?

W. Maghribi       Well, Future have shown a growth of about 10% from Q1 to Q2.
                  We expect that they will do at least that much, if not more, considering the whole company will be growing about 10%. They represent a significant portion of our volume. So I would expect them for at least to grow 10% from the level that they recorded in Q2.

T. Cooper         Ok, thank you very much, and good quarter.

Coordinator       Our next question comes from Paul Packer with Globus Capital
                  Partners.

P. Packer         Two quick questions for you. One is, if you can, talk about the amount that slipped from quarter to this coming quarter, and can you just talk about where most of the booking has come from already? You said about 70% is already booked, hit the middle numbers for this quarter. So where are you seeing that primarily coming from?
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W. Maghribi       On the first issue, let's say between the last step in our manufacturing and the clock that ended the quarter, there was about $400,000 of revenue, and if we had a few hours that would have made it. So that is the answer to the first question.

P. Packer         What kind of product was that?

W. Maghribi       They were mostly interface. The answer to the second question is that, as I said, today we had about 70% of book. The weakest region is Asia, but you know, it's like I'm getting accustomed to Asia because they only place orders in the second month and let's say the second half of the quarter.
                  Just as we speak, they start making a proposal and stuff like that. So if we have a product that's already been designed in by a specific customer in Europe or in the U.S. and the business gets transferred to contract manufacturers, it's very easy to identify that business, and we can typically get that business laid down on the backlog early in the quarter.
                  But, anything else, interface or old power, they typically don't come in until the second half of the quarter, trying to get the best deal for the quarter.

P. Packer         Can you just talk if there have been any other design wins in some of the other majors?
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W. Maghribi       We do, as you know, in the past six months or so, we've been trying to expand our optic business, and we have made major headway. We're currently in the qualification in two areas outside of Japan, but I am not in a position for competitive reasons to disclose at this point. We would disclose them as we start shipping product. It's not going to happen until late
                  Q4, or Q1 of next year. We're also in similar qualification with some major OEM customer that previously has not done any business with, mostly on the power of product. If these materialize, they could add to our plan very decent increase in revenue going forward.

                  I'm not counting on anything during this quarter coming out from these accounts. These are accounts that we are guarding and working very closely with, and we'll give them the time to evaluate the product. But we do have commitment from some very major to engage with Sipex. So I am optimistic for the future going forward.

P. Parker         Good work, thank you.

Coordinator       Thank you. Our next question comes from Rick Faust with Adam
                  Hartman.

R. Faust Most of what I wanted to ask has been answered, but can you give me a sense of what your cash flow break-even revenue rate is at this point?
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W. Maghribi       Nothing has changed. From day zero, we said we need $17
                  million in a steady state revenue in order to be operating cash flow neutral. We believe we still need about $19 million, maybe even less, depending on the mix of the product. So we need $19 million to break even all the way at operating.

                  Nothing has changed. We are obviously still at negative cash flow. We are not at $17 million. But once we hit the $17 million, we don't intend to be there. So we'll obviously be building inventory for the following quarter. So I really do not know what right now at what quarter. If we went to run a $17 million, let's say for two quarters in a row, we will be a cash flow positive. I don't expect the scenario to unfold like this. It will be $17 plus, more than $17, and so on and so forth.

R. Faust Your operating expenses this quarter, how do you expect those to trend from this point?

W. Maghribi       From the level that you have seen in Q2, practically
                  everything is now clean with the company. There are not major restructuring or ref or contract or whatever. I would expect the R&D number to be a little bit lower, and I would expect the SG&A to be relatively, in marketing and administration, to be relatively flat until our sales get into the $19 million to
                  $20 million range.
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R. Faust          Ok, the impact you will start to see from the strength on the interface products, is that what the main driver of margins this next quarter?

W. Maghribi       That is correct. As I said, about half of all the products have been already converted, but as you know, the cycle time is from beginning to end about 11 weeks. We have converted at least half of the product. We've converted one product on the old power. All those products are in volume inside the fab. We have already flushed the majority of the inventory on the old technology. So I would expect a significant expansion during this quarter because of that.

                  Of course, you have the added expression because of increased revenue. Once we get all the products converted in the next couple of quarters on interface, and maybe take another two quarters to convert all the power products, once you do that, then the next level is increased sales from our internal fab, which right now, by the way, is shipping twice as much revenue from that fab, twice as much revenue than in the beginning of '02, working only five days a week versus working seven days a week at the beginning of '02.

R. Faust Will you consider shifting back to a seven day schedule at certain revenue rate?
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W. Maghribi       I don't need to go to seven days a week until probably about
                  $18 million, $19 million in revenue. We're going to do it very carefully. So if all the increase came in from optics or from products that are made in foundry, of course the answer is no. Right now, we are shipping almost $12 million of a product from internally. We could easily go to the $16 million to $18 million, maybe even more, because of the conversion to the two micron. We got a significant increase on the number of die by going from five to two micron. So I don't know. Once I convert all the products. It may be even higher than $20 million before I have to go to seven days. We have to look at it.

R. Faust One last question. On the interface and power products, what percent of those are made inside versus outside?

W. Maghribi       For all practical purposes except for one part, the
                  multi-protocol family, all of them are made internally. The interface product is being converted internally also. So come the end of this year, I would say for all practical purposes, everything would be internal. Old power products, everything is internal already. The only thing that is external is some version of the new power, which requires advanced technology,
                  CMOS technology.
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                  As you know, new power has two kinds of products. One is
                  bipolar, and one is CMOS. On the CMOS, we make them externally currently, and on the bipolar, we make them internally. So I would say let's say one-third of the new power is internal; two-thirds is external. All interface except the multi-protocol are made internally, and that will change by the end of the year. All old power is made internally. And, of course, optics is all made externally.

R. Faust          Ok, thank you very much.

Coordinator       Thank you. Our next question comes from John Lopez with Minot
                  Capital.

J. Lopez A couple questions if I can. First, can you remind me your revenue recognition policy for distribution?

W. Maghribi       Sure. As far as all the distributor except futures, we
                  recognize revenue as we ship to the distribution, and say there's no price protection, they have a 5% stock rotation that we reserve against our sale on a quarterly basis. For future electronics, we recognize revenue only when they resell to end customers.

J. Lopez You had mentioned the press release, you discuss there's a more optimistic tone in the distribution channel. Can you just give us a feel for what you're hearing from distribution?
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W. Maghribi       This is a self-made excitement in the sense that like
                  everything, we restructured in the company. We are restructuring all our rep network. We have to evaluate what their contribution in the past, and what they have done for us and what kind of contribution they bring in the future. We have terminated about half of them and added four so far, and another three or four this quarter. So we totally renovated the whole rep network, and we count on the rep network to design our product, as we don't have too much of a direct sales organization.

                  As far as the distribution, whether in Asia, I think they have bought in into the idea of customer service and quality, and a price competitiveness. They bought into the culture of the new Sipex, and as far as our relationship with the future, it is very strong, and obviously they have made the commitment to grow our business, and they have all the incentive in order to do it. So based on all that first-hand information, everybody is very excited, and I do see already during this quarter some fruit of these activities.

J. Lopez Ok, great, as far as the gross margin, should we expect the gross margin to take another stair step in the fourth quarter as all these initiatives wash through, and then to trend more modestly from that level to your 40% target?
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W. Maghribi       I don't know what the step is. We are going to see improvement every single quarter. It's going to take through Q1 to see the full benefit of the conversion to the two micron because of the cycle time. So you could take the 16 to the 40 and draw a line, and that's really what is the number.

P. Kagel          It also depends on volume as well.

W. Maghribi       Right. If this quarter I get all the volume on products that are converted already, you are going to see a huge step. If all of this came on the five micron, you aren't going to see anything, and you'll wonder how come the gross margin. Of course, things don't work that way. The mix has not changed that drastically on the interface quarter to quarter. So I would expect that the gross margin overall, due to the cost reduction, to improve linearly over the next three quarters.
                  Then in addition to that, whatever is the gross margin extension due to increased volume.

                  As you could see in Q2, we have increased, we have built inventory for the first time in several quarters reflective of the cost reduction effort. Thus, if we are going to sell these products during Q3, we're not going to have that significant of a build, and we're going to turn them into dollars. That of course will add more to the gross margin.
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J. Lopez          Ok, great. Two more, if I can. Can you give us an idea of how much of this quarter's sales came from new products, if any, and your expectations of the same statistic for next quarter?

W. Maghribi       Well, I could only name one product that highly gets
                  publicized. This is the White LED, which has zero. It's one of the new power products that had zero sales in Q1 and approximately $800,000 in Q2. The 8055 is a PDIC part. This is for the AV market or home market, also had zero sales in Q1 and had approximately $250,000 in Q2. So these are two products that were introduced basically one quarter ago, and between the two, we had almost $700,000 in revenue. There are others that are less of an impact of those two.

J. Lopez Ok, but, so in general, the products that you introduced last quarter will continue to ramp aside from these two which had a burst introduction, and then the same should probably be expected of the products you're launching this quarter. Is that a fair way to do it?

W. Maghribi       I would say absolutely the case. In the case of the White LED, design cycle is very short. They're going to cell phones. So people build inventory in anticipation of factor growth. So it is possible that it does not continue the growth. The growth that you see in a year from zero to $800,000 is not going to go from $800,000 to $1.6 million, if that's the
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                  question. It could remain at the same level. But as far as the
                  PDIC, for example, the answer is absolutely correct, absolutely the case. The volume will increase quarter to quarter, at least for the next three or four quarters, based on what our customers are telling us.

J. Lopez Ok, the last one just on that same topic. Can you just discuss the competitive environment in the White LED space specifically where you're winning designs and why? That's it for me, thanks.

W. Maghribi       We are winning design interestingly in Europe, where we have shipped 25% of our volume. We have one major design in China into several customers, and we are being evaluated by at least two customers in Japan. So it is widespread. The reason we are winning, the product is good. It's cost competitive, and I think we are providing good value and good alternative choice to the customers.

J. Lopez Ok, just on the same topic, who are you displacing, or who do you find competitively in most of these sockets?

W. Maghribi       That I cannot comment.

J. Lopez          Ok, thanks a lot for the help.

Coordinator       I'm showing no further questions at this time.
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W. Maghribi       Ok guys, thank you very much. Thank you for your support.

Coordinator       Thank you for participating in today's conference call, and have a great day.